UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 9, 2008

Date of Report (Date of earliest event reported)

ADVANCED MICRO DEVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-07882	94-1692300
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One AMD Place

P.O. Box 3453

Sunnyvale, California 94088-3453

(Address of principal executive offices) (Zip Code)

(408) 749-4000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.06.	Material Impairments.

Pursuant to FASB Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets, and Financial Accounting Standard No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, Advanced Micro Devices, Inc. (the “Company”) performed an interim impairment analysis of its goodwill and intangible assets associated with its Handheld and DTV reporting units of the Consumer Electronics segment that it acquired from ATI Technologies. The Company undertook the analysis because the reporting units have not performed in accordance with the Company’s expectations and as part of the Company’s strategy of evaluating the viability of its non-core businesses. On July 9, 2008, the Company concluded that the current carrying value of the goodwill and intangible assets associated with these reporting units was impaired.

The Company’s estimate is that the goodwill and intangible asset impairment charges will be approximately $880 million. These impairment charges will be recorded in the Company’s consolidated financial statements as of and for the fiscal quarter ended June 28, 2008.

The Company will not be required to make any current or future cash expenditures as a result of these impairment charges.

ITEM 8.01.	Other Events.

During the fiscal quarter ended June 28, 2008, the Company implemented a restructuring plan to reduce its breakeven point. The plan primarily involves the termination of employees which commenced during the second quarter of fiscal 2008 and is expected to be completed by the end of fiscal 2008. The Company expects to record a restructuring charge of approximately $32 million in the second quarter of 2008. A majority of this $32 million charge is related to employee severance, and a majority of this severance was paid by the Company during the second quarter of 2008. The Company believes that subsequent charges related to this restructuring plan will consist primarily of employee severance payments. However, the Company does not expect these charges to be material.

In addition, in the fiscal quarter ended June 28, 2008, the Company expects to incur other-than-temporary investment impairment charges of approximately $36 million related to the Company’s short-term investments. These charges consist of a $24 million charge for the Company’s investment in Spansion Inc. and a $12 million charge related to the Company’s holdings in Auction Rate Securities.

Also, during the fiscal quarter ended June 28, 2008, the Company expects to recognize a gain in connection with sales of certain 200mm wafer fabrication tools which the Company expects will have a materially favorable impact on its gross margin for the second quarter of 2008. The Company’s estimate is that the gross margin impact will be approximately $190 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 10, 2008	ADVANCED MICRO DEVICES, INC.

	By:	/s/ Faina Medzonsky
	Name:	Faina Medzonsky
	Title:	Assistant General Counsel and Assistant Secretary